EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2015 (March 10, 2016 as to the disclosure of the approximate distribution of Base USAP online revenue product type for fiscal years 2014 and 2013 included in Note 15 - Segment Information), relating to the consolidated financial statements of U.S. Auto Parts Network, Inc. for the fiscal years ended January 3, 2015 and December 28, 2013 appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. for the year ended January 2, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, CA
August 19, 2016